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                                                                    EXHIBIT 99.1



DATE:  May 30, 2006

FROM:
DURA Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, Michigan 48309

Sean McGuire  (248) 299-7500


FOR IMMEDIATE RELEASE


                  DURA TO CLOSE OPERATION IN BRANTFORD, ONTARIO


     ROCHESTER HILLS, Mich., May 30--DURA Automotive Systems, Inc. (Nasdaq:
DRRA), today announced that it will close its Brantford, Ontario, manufacturing facility by June 2007. The 66,000- square-foot plant makes a variety of automotive column shift assemblies. The facility closing will impact approximately 120 jobs and the company will transfer Brantford production to other DURA facilities to improve overall capacity utilization. Facilities receiving the work will be announced at a later date.

     "This was a difficult, but necessary, decision based on the competitive business environment in the automotive industry and we recognize the impact this will have on our employees and the community," said Larry Denton, Chairman and Chief Executive Officer of DURA Automotive. "We sincerely thank our Brantford employees for their service and dedication.

     "As we move forward with our '50-cubed' initiatives, we will continue to drive our worldwide efficiency by optimizing DURA's asset utilization rates and streamlining processes throughout the entire organization. We are committed to ensuring continued high performance in product quality and delivery for our customers as we transition toward an improved 'best-in-cost' position."

     On February 9, 2006, DURA announced an initiative named 50-cubed that established heightened performance goals in quality, worldwide efficiency and profitability. The initiative included a facility restructuring plan projected to result in the closure of five to 10 manufacturing facilities worldwide by the end of 2007. The company currently has a presence in 14 countries

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and has 63 locations including its manufacturing facilities, technology and customer service centers and joint venture companies. The Brantford facility is the first facility closure announced as part of the 50-cubed initiative. The company will announce further closure locations as information is available.


ABOUT DURA AUTOMOTIVE SYSTEMS, INC.
     DURA Automotive Systems, Inc., is a leading independent designer and manufacturer of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules and exterior trim systems for the global automotive industry. The Company is also a leading supplier of similar products to the recreation vehicle (RV) and specialty vehicle industries. The company had 2005 sales of $2.35 billion. DURA sells its automotive products to every North American, Asian and European original equipment manufacturer (OEM) and many leading Tier 1 automotive suppliers. DURA is headquartered in Rochester Hills, Mich. Information about DURA and its products is available on the Internet at www.duraauto.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe", "expect", "anticipate", "intend", "plan", "estimate", or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected synergies, economies of scale and cost savings from the Company's announced restructuring plans; (ii) unanticipated difficulties servicing the indebtedness of the Company; (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the Company being greater than expected; (iv) labor disputes involving the Company or its significant customers; (v) risks associated with conducting business in foreign countries, and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.

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